Exhibit 10.15

Second Amendment to

Stericycle, Inc. 2000 Nonstatutory Stock Option Plan

The Stericycle, Inc. 2000 Nonstatutory Stock Option Plan (the "Plan") is amended as follows pursuant to the authority of the Board of Directors under Paragraph 10.2 of the Plan:

1. Paragraphs 8.2 and 8.3. Paragraphs 8.2 and 8.3 of the Plan are amended to read as follows:

8.2 Term. The Plan Administrator shall determine (i) whether each Option shall be exercisable immediately or become exercisable at one time or in installments at different times and (ii) the time or times at which the Option shall become and remain exercisable. No Option may have an Expiration Date more than 10 years from the date that it was granted.

Notwithstanding anything to the contrary in the underlying Option Agreement, (i) each outstanding Option held by an Employee shall become exercisable in full as of his or her Termination Date if the Employee's termination of employment occurs by reason of his or her death, and (ii) each outstanding Option shall become exercisable in full upon a Change in Control. In addition, the Plan Administrator, in its discretion, may accelerate the exercisability of any Option at any time under any related or other circumstances.

8.3 Termination of Employment. In the case of an Option held by an Employee:

(a) to the extent that the Option is and remains unexercisable as of the Employee's Termination Date, the Option shall expire on the Termination Date; and

(b) to the extent that the Option is or becomes exercisable as of the Employee's Termination Date, the Option shall expire as specified in the Option Agreement (or if no date is specified, 30 days after the Termination Date, or if the Employee's employment terminated by reason of his or her death or Disability, on the first anniversary of the Termination Date), unless the Expiration Date is extended by the Plan Administrator. The Plan Administrator may extend the expiration to any date ending on or before the applicable Expiration Date.

2. Effective Date. This Amendment shall be effective as of December 1, 2001.